Exhibit 1

BRITISH AMERICAN TOBACCO p.l.c.
NOTIFICATION IN ACCORDANCE WITH LISTING RULE 9.6.13R

In accordance with Listing Rule 9.6.13R(1), British American Tobacco p.l.c. (the “Company”) confirms that Karen Guerra, who has been appointed as a Non-Executive Director of the Company with effect from 14 September 2020 (the “Effective Date”), has been a director of the following publicly quoted companies in the previous five years:

Current Appointments	Date of Appointment
Electrocomponents p.l.c.	January 2013
Amcor p.l.c.	June 2019

Past Appointments	Duration of Appointment
Amcor Limited	April 2010 to June 2019
Davide Campari – Milano SpA	April 2010 to April 2019
Paysafe Group p.l.c.	March 2017 to December 2017
Swedish Match AB	April 2008 to April 2015

There are no matters required by paragraphs 9.6.13R(2) to (6) of the Listing Rules to be disclosed by Ms Guerra.

Further, Ms Guerra has notified the Company that, at the Effective Date of her appointment she holds an interest in 2,478 ordinary shares in the Company.

Ruth Wilson
Assistant Secretary

17 September 2020